Exhibit 10.24

ACCOUNT PURCHASE AGREEMENT

THIS ACCOUNT PURCHASE AGREEMENT (this “Agreement”), dated as of the Effective Date, by and between GATR TECHNOLOGIES, INC., a corporation formed under the laws of Alabama and having its chief executive office at 9333 Balboa Ave., San Diego, CA 92123 (the “Client”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Purchaser”).  Except as set forth in Section 10.1 below, all capitalized terms used in this Agreement are defined in Rider A annexed hereto.

Client has advised Purchaser that Client desires to offer to sell and assign to Purchaser certain of Client’s Accounts that satisfy the requirements of Approved Accounts hereunder.  Purchaser may, in its sole discretion, purchase certain Approved Accounts offered for sale and assignment, and, except as set forth herein, all such purchases shall be without recourse to Client.  This Agreement, including the Schedules and Riders annexed hereto, memorializes the terms and conditions under which Purchaser shall purchase such Approved Accounts from Client.

In consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Client and Purchaser hereby agree as follows:

ARTICLE 1

PURCHASE AND PRICING TERMS

Section 1.1        Purchase and Assignment of Accounts.  Client hereby agrees to sell and assign to Purchaser,  and Purchaser hereby agrees to purchase as absolute owner, certain Approved Accounts  of Client arising from sales of inventory or rendition of services in the ordinary course of business by Client to a Customer, without further act or instrument.  With respect to each Approved Account offered for sale by Client to Purchaser hereunder and accepted for purchase by Purchaser from Client hereunder, the assignment to Purchaser of such Approved Account, and purchase by Purchaser of such Approved Account, will be effective as of the date of payment by Purchaser of the Initial Payment of the Purchase Price for such Approved Account in accordance with the terms hereof (such Approved Accounts, upon effectiveness of the assignment and purchase thereof and so long as such Approved Account has not been repurchased by Client, being referred to, collectively, as the “Purchased Accounts”).  It is understood and agreed that, notwithstanding any increase in the Initial Payment of the Purchase Price for an Unbilled Account upon the Conversion Date thereof in accordance with Section 1.4 below, but without limiting the obligation of Purchaser under Section 1.4 below with respect to payment of such increase, the assignment from Client to Purchaser and purchase by Purchaser from Client of an Unbilled Account will be effective, and such Unbilled Account shall constitute a Purchased Account (so long as it has not been repurchased by Client), as of the date of payment by Purchaser of such Initial Payment calculated using the Purchase Price Rate for Unbilled Accounts.  Except as set forth herein, all purchases by Purchaser of Purchased Accounts shall be without recourse to Client.

Section 1.2        Written Credit Approval.  Client shall submit to Purchaser a request for written credit approval of the Accounts of Client’s Customers.  Purchaser may, in its discretion, approve such request by establishing a credit line limited to a specific amount (a “Purchase Limit”) for such specific Customer (all such Accounts owing by a specific Customer not exceeding the credit line established by Purchaser,  “Approved Accounts”).  No credit approval shall be effective unless notice thereof shall be received by Client from Purchaser (either in writing or electronically via any internet accessible website provided by Purchaser to Client in connection herewith).  No such credit approval or terms of sale of a Purchased Account shall be changed without Purchaser’s approval (either in writing or electronically via any internet accessible website provided by Purchaser to Client in connection herewith).  If there is any material change in the amount, terms, shipping date or delivery date for any shipment of goods or rendition of services under a Purchased Account (a “Change of Terms”),  Client shall submit a change of terms request to Purchaser and Purchaser shall advise Client of Purchaser’s decision either to retain the Credit Risk or to withdraw the credit approval for such Purchased Account.  Purchaser shall have the right, at any time, to withdraw or adjust a credit line of a Customer (provided such withdrawal or adjustment shall not be effective with respect to Purchased Accounts then outstanding).  Purchaser shall not be liable to any person or in any manner for refusing to approve the credit of any Customer.

Section 1.3        Written Schedules.  Client shall from time to time deliver to Purchaser electronically, using the internet accessible website made available by Purchaser to Client for such purpose, schedules of all Approved Accounts  (which shall include the invoice details for each such Approved Account) offered by Client for sale and assignment to Purchaser hereunder, together with copies of Customer’s invoices or their equivalent and conclusive evidence of delivery for all goods sold or rendition of services and all other information or documents, as Purchaser may reasonably require.

Section 1.4        Payment of Purchase Price.  As consideration for the assignment and sale of a Purchased Account to Purchaser, Purchaser shall pay to the Client the Purchase Price for such Purchased Account in accordance with the terms hereof.  The Initial Payment of the Purchase Price for a Purchased Account shall be payable on the date such Account is purchased by Purchaser hereunder and the Settlement Date Payment of the Purchase Price for a Purchased Account shall be payable on the first Business Day after the Settlement Date for such Purchased Account.  Purchaser shall remit to Client the Purchase Price for a Purchased Account by credit of the same to the Client Ledger Account.  Within one (1) Business Day after the Conversion Date for a Purchased Account that is an Unbilled Account, and so long as such Purchased Account is not subject to a Repurchase Event, the Initial Payment of the Purchase Price for such Purchased Account shall be recalculated using the Purchase Price Rate for Purchased Accounts that are not Unbilled Accounts and Purchaser shall pay to Client, by credit to the Client Ledger Account, any increase in such Initial Payment resulting from such recalculation.

Section 1.5        Assumption of Credit Risk.  Upon the purchase of a Purchased Account,  Purchaser shall assume the Credit Risk thereon, but not the risk of non-payment of such Purchased Account for any other reason.  Notwithstanding anything to the contrary set forth herein, Purchaser’s Credit Risk on a Purchased Account shall not include any Customer’s inability to pay a Purchased Account at its longest maturity as a result of acts of war, acts of God, civil strife, currency restrictions or foreign political impediments.  Client shall be liable to Purchaser for all representations, warranties, covenants and indemnities made by Client pursuant to the terms of this Agreement, all of which obligations are limited so as not to constitute recourse to Client for the failure of any Customer to pay any Purchased Account solely as a result of an Insolvency Event with respect to such Customer or non-payment of such Purchased Account where such Customer has not asserted and does not assert a Commercial Dispute.

Section 1.6        No Commitment to Purchase; No Liability.  Except with respect to Approved Accounts for which Purchaser has accepted for purchase and remitted the Initial Payment of the Purchase Price in accordance with the terms hereof, Purchaser shall have no obligation to accept any offer to sell, or otherwise to purchase, any Account from Client and nothing in this Agreement or otherwise constitutes a commitment on the part of Purchaser to make any such purchase.  Purchaser may reject any offer from time to time in its sole discretion, including to the extent that the Liquidity of Client is less than $100,000,000 but in any event without any requirement or obligation for notice or explanation to Client as to the basis for such determination.  No such obligation or commitment with respect to any Account shall be implied by any act or omission of Purchaser,  or on its behalf, other than the payment by Purchaser to Client of the Initial Payment of the Purchase Price for such Purchased Account in accordance with the terms hereof.  Purchaser shall have no liability to Client or to any other Person for declining to accept any offer to purchase an Account or the withdrawal or revocation of any acceptance of an offer to purchase an Account on the basis of the failure of any of the conditions to such purchase to be satisfied in the determination of Purchaser.

Section 1.7        Repurchase of Accounts

1.7.1     During the continuance of a Repurchase Event with respect to a Purchased Account (whether before, on or after the Settlement Date of such Purchased Account),  Purchaser may, upon notice to Client, require Client to pay to Purchaser the Repurchase Price in respect of such Purchased Account.

1.7.2     The payment of the Repurchase Price for Purchased Accounts, any Discount Fee and any other amounts at any time owing by Client to Purchaser shall be made, at the option of Purchaser,  either by: (a) setoff against any amount at any time owing by Purchaser to Client, including, without limitation, the Purchase Price for any Purchased Account,  (b) debit or deduction from any deposit account of Client or the Client Ledger Account or (c) a cash payment by Client to Purchaser.  All such payments by Client to Purchaser shall be made without offset, defense, or counterclaim of any kind, nature or description and, with respect to cash payments, to the WFB Bank Account or to such other account specified by Purchaser to Client for such purpose.  Client may re-offer for sale to Purchaser hereunder any Account that has been repurchased by Client from Purchaser hereunder and Purchaser may, but shall have no obligation to, accept such re-offer.

1.7.3     If Purchaser has exercised its option to require that Client repurchase a Purchased Account, then upon the payment by or on behalf of such Client of the Repurchase Price for such Purchased Account, such Purchased Account shall be deemed to be sold by Purchaser back to Client without further action or payment, and without recourse, representation or warranty.  If after receipt of any payment, Purchaser is required to surrender or return such payment to any Person for any reason, then the obligations intended to be satisfied by such payment shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment had not been received by Purchaser.

Section 1.8        No Assumption of Obligations Related to Purchased Accounts.  Purchaser shall not have any obligation or liability to any Customer in respect of a Purchased Account or other customer of Client.  No such obligation or liability is intended to be assumed hereunder by Purchaser, and any such assumption is expressly disclaimed.

Section 1.9        True Sales.  Client and Purchaser intend that the conveyances and transfers of the Purchased Accounts hereunder be true sales by Client to Purchaser that are absolute and irrevocable and that provide Purchaser with the full benefits of ownership of the Purchased Assets, and neither Client,  Purchaser intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from Purchaser to Client or an assignment by way of security by Client to Purchaser.

ARTICLE 2

ADMINISTRATION

Section 2.1        Client Ledger Account

2.1.1     Purchaser shall record in the Client Ledger Account all debits, credits and other entries for all transactions between Client and Purchaser hereunder or under any Other Agreement, without limitation, all purchases from Client of Purchased Accounts, payments to such Client of the Purchase Price of such Purchased Accounts, collections of such Purchased Accounts, and charges for which Client is liable hereunder or under any Other Agreement, including, without limitation, amounts due for any Repurchase Price, discount, fees, costs,  expenses and taxes.

2.1.2     At Client’s written request, any credit balance in the Client Ledger Account shall be released to Client.  Should the Client Ledger Account at any time have a deficit balance, Purchaser shall provide Client with written notice thereof and such Client shall pay to the Purchaser the amount of such deficit on or before the date and in accordance with the wire transfer instructions specified in such written notice.

2.1.3     Purchaser shall make available to Client an internet accessible website which will permit Client to view all debits, credits and other entries made by Purchaser to the Client Ledger Account during specific periods.  Client agrees to log on to the internet accessible website provided by Purchaser no less frequently than monthly, and Client shall review all transactions posted to the Client Ledger Account through the last day of each month.  All postings to the Client Ledger Account for each month shall be subject to subsequent adjustment by Purchaser but shall, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between Client and Purchaser unless, within 60 days after the last day of any month, Client shall deliver to Purchaser written objection to the postings for such month describing the error or errors contained in any such postings.

2.1.4     Client hereby unconditionally promises to pay to Purchaser all amounts due from Client to Purchaser, as and when due, without deduction or setoff, regardless of any defense or counterclaim, in accordance with this Agreement.  Client hereby irrevocably authorizes Purchaser, from time to time and without prior notice to Client, to charge to the Client Ledger Account all amounts, including, without limitation, the amount of any Repurchase Price, all Discount Fees, and all other costs, fees, expenses and other charges, payable by Client hereunder or under any of the Other Agreements.

Section 2.2        Payments and Remittances

2.2.1     All checks, remittances, other items of payment and other Proceeds of Purchased Assets shall be property of Purchaser.  All invoices evidencing Accounts owing from Customers whose Accounts are at any time purchased by Purchaser hereunder shall prominently indicate that the Account evidenced by such invoice is payable to Client, at the Collection Accounts (or, during the continuance of a Servicer Default, such other lockboxes or accounts as Purchaser may from time to time specify).  If any checks, remittances, other items of payment or other Proceeds of Purchased Assets are received by Client, Client shall hold the same in trust for the benefit of Purchaser and will immediately deposit all such checks, remittances and other items of payment and other Proceeds of Purchased Assets into the applicable Collection Account.  The Collection Accounts as of the date hereof are listed on Schedule 2.2 hereto.

2.2.2     Client shall not change (or, if Client is then acting as Servicer, permit Servicer to change) the Collection Accounts unless (a) Client shall have provided Purchaser with prior written notice as required under Section 11.3, and (b) the financial institution at which such Collection Account is maintained is reasonably acceptable to Purchaser.

2.2.3     [Intentionally Omitted].

2.2.4     If Purchaser is required to repay, refund or otherwise disgorge any payment received by Purchaser for an Account of Client (other than with respect to any repayment, refund or other disgorgement of Proceeds of a Purchased Account that is not the subject of a Commercial Dispute or Repurchase Event), Client hereby indemnifies, saves and holds harmless Purchaser with respect to such payment and the amount of the repayment by Purchaser shall be part of the Indemnified Amounts, notwithstanding any termination of this Agreement.

2.2.5     In the event Client at any time receives a payment from Purchaser with respect to any Account to which Client has no rights, repayment of such payment shall be part of the obligations of Client to Purchaser, whether or not this Agreement has been terminated, and any such amounts shall be paid to Purchaser and shall be included in the Indemnified Amounts.

2.2.6     If Purchaser receives a duplicate payment with respect to an Account or other payment which is not identified as applicable to an outstanding Account, Purchaser will account for such payment as an open item and either return any duplicate or unidentified payment to the Customer or, in Purchaser’s discretion, apply such unidentified payment pursuant to the terms hereof upon proper identification and documentation acceptable to Purchaser.

ARTICLE 3

FEES AND EXPENSES

Section 3.1        Fees.  Client agrees to timely pay all fees set forth on Schedule 1.1 annexed hereto, all of which fees shall be fully earned and payable when due,  may be charged by Purchaser to the Client Ledger Account and shall not be subject to refund, rebate or proration for any reason whatsoever.

Section 3.2        Reimbursement of Costs, Fees and Expenses Incurred by Purchaser.  Client shall reimburse Purchaser for all reasonable and documented costs, fees and expenses incurred by Purchaser, including reasonable and documented attorneys’ costs, fees and expenses, in connection with: (i) obtaining or enforcing payment or performance of any obligation owing by Client to Purchaser hereunder or under any Other Agreement, (ii) field examinations and inspections of Client, Client’s operations and the Purchased Accounts, at the current rates established from time to time by Purchaser as its fee for such exams or inspections (which fees are currently $1,000 per day per collateral examiner), plus all actual out-of-pocket costs and expenses incurred in conducting any collateral exam or inspection;  provided,  that, so long as no Servicer Default exists, Client shall not be required to reimburse WFB for more than one such field examination per Contract Year (it being agreed that field examinations conducted prior to the Effective Date shall not count towards such cap),  and (iii) the prosecution or defense of any action or proceeding concerning any matter arising out of or connected with this Agreement, any Other Agreement or any of the Purchased Assets (excluding any actions or proceedings by Purchaser for the collection of Purchased Accounts for which Purchaser has retained the Credit Risk).  In addition to the foregoing, Client shall pay to Purchaser the Purchaser’s standard and customary fees relating to bank services, wire transfers, special or additional reports, remittance expenses (including, without limitation, incoming wire charges, currency conversion fees and stop payment fees), and other services at such rates as shall be charged by Purchaser from time to time.  All such costs, fees and expenses, together with all filing, recording and search fees and taxes payable by Client to Purchaser shall be payable on demand and may be charged by Purchaser to the Client Ledger Account.

ARTICLE 4

SAVINGS CLAUSE

If, notwithstanding the intention of the parties expressed in Section 1.9 hereof, the sale and assignment by Client to Purchaser of the Purchased Assets hereunder shall be characterized other than as true sales by a court of competent jurisdiction, this Agreement shall constitute a security agreement under the UCC and other applicable law.  For this purpose, Client hereby grants Purchaser a first priority security interest in all of Client’s rights in, to and under the Purchased Assets to secure the timely payment by Client of amounts owing by Client to Purchaser hereunder.  In the event this Agreement shall be characterized as a security agreement, Purchaser shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative and may be exercised alternatively, successively or concurrently on any one or more occasions.

ARTICLE 5

CLIENT REPRESENTATIONS AND WARRANTIES

Client hereby makes all of the representations and warranties set forth on Rider B1 and B2 annexed hereto.

ARTICLE 6

AFFIRMATIVE COVENANTS

Client hereby agrees as follows:

Section 6.1        Recordkeeping, Rights of Inspection, Audit, Etc.

(a)         Client shall maintain proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to Client’s properties, business and activities, including without limitation, immediately upon the sale of each Purchased Account to Purchaser.

(b)         Client shall permit authorized representatives of Purchaser from time to time during normal business hours following reasonable prior notice to Client (or, without notice during the continuance of a Servicer Default) to perform field examinations, to visit and inspect the properties of Client, to review, audit, check and inspect the Purchased Accounts and other Purchased Assets to review, audit, check and inspect Client’s books or records and to make abstracts and photocopies thereof, and to discuss the affairs, finances and accounts of Client, with the officers, directors, employees and other representatives of Client and its accountants.

Section 6.2        Intentionally omitted.

Section 6.3        Notification of Material Disputes and Certain Other Events.  Client and Servicer shall promptly notify Purchaser in writing after any Client or Servicer, as the case may be, obtains knowledge of the occurrence of:

(a)         Any event or circumstance set forth in Section 8.1.2 of this Agreement (other than subsection (a) thereof);

(b)         any Commercial Dispute (defined, for this purpose, to include Approved Accounts) between Client and a Customer that is then obligated in respect of a Purchased Account;

(c)         the assertion, filing, recording or perfection by any means of any Lien against any of the Purchased Assets, other than Permitted Liens;

(d)         the occurrence of an Insolvency Event with respect to any Customer that is then obligated in respect of a Purchased Account; or

(e)         any (i) material change to the credit limits, availability formulas or reserves under the Syndicated Facility Loan Documents; provided that, so long as Wells Fargo Bank, National Association is a Syndicated Facility Lender, notice under this clause (i) shall not be required and (ii) amendment or modification to the Syndicated Facility Loan Documents that would have the effect of materially decreasing the total combined amount available for borrowing by Client under the Syndicated Facility Loan Documents; provided,  that, (X) so long as Wells Fargo Bank, National Association is a Syndicated Facility Lender, notice under this clause (ii)  shall not be required and (Y) upon request of Purchaser, Client shall deliver to Purchaser copies of any such amendment or modification.

Section 6.4        Financial Information.  Client shall cause to be prepared and shall deliver to Purchaser, in each case, in form and content satisfactory to Purchaser:

6.4.1     Within 45 days after the end of each fiscal quarter,  Parent’s internally prepared Financial Statements, prepared for Parent and its subsidiaries, on a consolidating and consolidated basis, as of the last day of such fiscal quarter, together with copies of Parent’s form 10-Q quarterly report filed with the Securities and Exchange Commission.  Such Financial Statements to be certified by Client’s President or Chief Financial Officer and prepared in accordance with GAAP.

6.4.2     Within 120 days after the end of each fiscal year, Parent’s audited Financial Statements, prepared for Parent and its subsidiaries, on a consolidating and consolidated basis, as of the last day of such fiscal year, together with Parent’s form 10-K annual report filed with the Securities and Exchange Commission.  Such Financial Statements to be audited by Client’s certified public accountants and prepared in accordance with GAAP;

6.4.3     Within 120 days after the start of each fiscal year, projections of Client for such fiscal year, prepared on a monthly basis;

6.4.4     Within 15 days after the end of each month, (i) a detailed aging of Purchased Accounts of Client in electronic format, as at the last Business Day of the previous month; and (ii) a written collection comment for Purchased Accounts of Client that are outstanding 30 days or more beyond normal terms;

6.4.5     Within 5 Business Days of request by Purchaser to Client (no more frequently than once per month per Purchased Account)  that Client or Servicer contact for collection comment the Customer of a Purchased Account of Client that is outstanding 30 days or more beyond normal terms, a written collection comment for such Purchased Account which shall include (A) Customer’s telephone number that was called and (B) the name of party spoken to or with whom a telephone message was left;

6.4.6     Contemporaneously with the delivery thereof, a copy of each compliance (or similar) certificate delivered by Client or any of its affiliates under or pursuant to the Syndicated Facility Loan Documents;

6.4.7     Contemporaneously with the receipt thereof, a copy of each notice of default or exercise of cash dominion received by Client or any of its affiliates under or pursuant to the Syndicated Facility Loan Documents;

6.4.8     Promptly, upon Purchaser’s request from time to time, such other financial information as Purchaser may reasonably request, including Client’s accounts payable aging with respect to the Purchased Accounts.

Section 6.5        USA PATRIOT Act, Etc. Client will (a) ensure, and cause each subsidiary of Client and each of Servicer and Performance Guarantor and their respective subsidiaries to ensure, that none of its respective equity owners shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC, the Department of the Treasury or included in any Executive Orders of the President of the United States, (b) not use or permit the use of the proceeds of any Purchased Account purchased hereunder or any other financial accommodation from Purchaser to violate any of the foreign asset control regulations of OFAC or other applicable law, rule or regulation, (c) comply, and cause each subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (d) otherwise comply with the Patriot Act.

Section 6.6        Communications with Customers.  Client irrevocably authorizes Purchaser (in Purchaser’s name or in the name of a nominee of Purchaser) to communicate with any Customer obligated on a Purchased Account to verify the balance of such Purchased Account or to confirm Client’s sale to the Customer of the goods, or rendition to the Customer of the services, giving rise to such Purchased Account.  In the event Purchaser seeks to verify or confirm matters with respect to a Purchased Account due from a federal Governmental Authority, Purchaser agrees it shall first seek to do so through Wide Area Work Flow (or any successor system) prior to using any other means of verification or confirmation.  Without limiting the foregoing, (a) upon and during the continuance of a Notification Event with respect to Purchased Account, Client irrevocably authorizes Purchaser (in Purchaser’s name or in the name of a nominee of Purchaser) to communicate with the Customer of such Purchased Account to disclose Purchaser’s interest in such Purchased Account, including pursuant to a notice of assignment, to demand payment of such Purchased Account and to settle Commercial Disputes with respect to such Purchased Account and (b) upon and during the continuance of a Servicer Default (whether or not Purchaser exercises its right to appoint a replacement Servicer), Client irrevocably authorizes Purchaser (in Purchaser’s name or in the name of a nominee of Purchaser) to communicate with Customers for the purposes described in the foregoing clause (a) and for all such other purposes arising in connection with Purchaser’s purchase of Purchased Accounts.

Section 6.7        Further Action and Further Assurances

6.7.1     Client will take all necessary action to establish and maintain in favor of Purchaser good title to (and, to the extent that the interest of a buyer of accounts is a “security interest” under the UCC, a valid and perfected first priority security interest in) all Purchased Assets, free and clear of any security interest, Lien, pledge, claim or other encumbrance for the benefit of any Person other than Purchaser (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions) and from time to time, at its expense, Client will promptly execute and deliver all further instruments and documents, and take all further action that Purchaser may reasonably request in order to perfect, protect or more fully evidence Purchaser’s ownership of the Purchased Assets, or to enable Purchaser to exercise or enforce any of its rights under this Agreement and any Other Agreement.

6.7.2     Client irrevocably and unconditionally authorizes Purchaser (or its agent) to file at any time and from time to time such financing statements with respect to the Purchased Assets naming Client as seller/debtor and Purchaser as buyer/secured party, as Purchaser may require, together with any amendments and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof.  Client hereby ratifies and approves all financing statements naming Client as seller/debtor and Purchaser as buyer/secured party, with respect to the Purchased Assets (and any amendments and continuations with respect to such financing statements) filed by or on behalf of Purchaser prior to the date hereof.  In no event shall Client at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or any amendment or continuation with respect thereto) naming Client as seller/debtor and Purchaser as buyer/secured party.

ARTICLE 7

NEGATIVE COVENANTS

Client agrees as follows:

Section 7.1        Negative Covenants.  Client shall not:

7.1.1     Without giving Purchaser at least thirty (30) days prior written notice:

(a)         change Client’s legal name;

(b)         [intentionally omitted];

(c)         change Client’s type of organization;

(d)         change Client’s jurisdiction of organization; or

(e)         change Client’s chief executive office.

7.1.2     Without giving Purchaser at least fifteen (15) days subsequent written notice:

(a)         invoices or collects any Purchased Accounts arising under, or owing pursuant to,  a commercial contract under a fictitious, assumed or “d/b/a” name;

(b)         change Client’s organizational identification number (or acquire an organizational number if Client does not have one on the Effective Date);

(c)         to the extent such books and records are not made available to Purchaser electronically, change any location of its books and records relating to Purchased Accounts; or

(d)         change Client’s certified public accountants.

7.1.3     At any time:

(a)         interfere with any of Purchaser’s rights under this Agreement or the Other Agreements;

(b)         be a party to a merger or consolidation with any Person unless Client shall be the surviving entity of such merger or consolidation; or

(c)         grant or permit to exist any Lien or otherwise transfer any other interest in any of the Purchased Assets to any Person other than holders of Permitted Liens,  without Purchaser’s prior written consent.

ARTICLE 8

TERM

Section 8.1       Termination and Autorenewal.  This Agreement shall remain in full force and effect until terminated as follows:

8.1.1     Client may terminate this Agreement upon at least sixty (60), but no more than ninety (90), days’  prior written notice to Purchaser.  Unless Purchaser has received such notice at least sixty (60), but no more than ninety (90), days prior to the last day of the Initial Term (or as applicable, Renewal Term), or this Agreement shall be otherwise terminated in accordance with the terms hereof, this Agreement shall automatically renew for successive Renewal Terms;

8.1.2     Purchaser may terminate this Agreement at any time if

(a)         Purchaser provides Client with thirty (30) days’ prior written notice;

(b)         Client fails to pay any amounts payable by Client to Purchaser hereunder when due and payable hereunder unless such failure is cured within Five  (5) Business Days after Purchaser provides Client with written notice of such failure (and provided that the foregoing shall not be construed to limit the right of Purchaser to charge such amounts as and when due to the Client Ledger Account in accordance with the terms hereof,  or to offset amounts payable by Purchaser hereunder against any amounts payable by Client to Purchaser hereunder as and when such amounts are due);

(c)         Client fails to perform any of the covenants contained in this Agreement or in any Other Agreement and such failure, if capable of cure, continues uncured for thirty (30) consecutive days after the earlier of knowledge by Client thereof or receipt by Client from Purchaser of written notice thereof; provided such thirty (30) day period shall not apply to any failure of Client to perform under Sections  2.1.4,  2.2, 6.3 or 6.4;

(d)         any representation, warranty or statement of fact made or deemed made to Purchaser by Client or any Performance Guarantor in this Agreement or any Other Agreement,  or otherwise in connection with the transactions contemplated hereunder, shall when made or deemed made be false or misleading in any material respect;

(e)         Client or any Performance Guarantor dissolves or suspends or discontinues doing business or shall be subject to an Insolvency Event or Performance Guarantor terminates the Performance Undertaking;

(f)         A change in any applicable law, rule, code, statute, regulation or treaty prohibits or otherwise restricts Purchaser’s rights or obligations under this Agreement;

(g)         The delivery to or receipt by Client or any affiliate of Client of written notice of the occurrence of a default, event of default or termination event under the Syndicated Facility Loan Documents;

(h)         There shall occur and be continuing a Servicer Default; or

(i)          The Liquidity of Client is at any time less than $100,000,000.

Section 8.2       Effect of Termination.  Upon termination, all amounts then owing from Client shall be immediately due and payable, and Purchaser may exercise any rights and remedies available to Purchaser at law or equity; provided, that, upon the occurrence of a case or proceeding against Client that is or relates to an Insolvency Event: (a) this Agreement shall automatically and without notice or action terminate, and (b) Purchaser shall have no obligation to pay the Purchase Price for any Accounts that are not Purchased Accounts or that may have been subject to rejection by Purchaser or otherwise not accepted for purchase by Purchaser prior to the commencement of such case or proceeding.  Termination shall not affect any rights created or obligations incurred under this Agreement prior to termination.  Any amounts due to Purchaser hereunder shall become immediately due and payable in full in cash or other immediately available funds without further notice or demand.

ARTICLE 9

INDEMNITIES

Section 9.1        Indemnification.  Client hereby indemnifies and holds each Indemnified Person harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of every kind and nature (including attorneys’ costs, fees and expenses) which may be instituted or asserted against or incurred by any such Indemnified Person with respect to the execution, delivery, enforcement, performance or administration of, or in any other way arising out of or relating to, this Agreement or any Other Agreement, and any actions or inactions with respect to any of the foregoing (all of the foregoing being collectively called “Indemnified Amounts”), except to the extent that any such indemnified liability is determined pursuant to a final, non-appealable order issued by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence, willful misconduct, or intentional breach of this Agreement or the Other Agreements.  No Indemnified Person shall be responsible or liable to Client or to any other party for indirect, punitive, special, exemplary or consequential damages which may be alleged as a result of the purchase of any Purchased Account or other financial accommodation having been extended, denied, delayed, conditioned, suspended or terminated under this Agreement or any Other Agreement or as a result of any other event or transaction contemplated hereunder or thereunder.  Notwithstanding anything to the contrary herein, the indemnify set forth in this Section 9.1 shall not apply to Credit Risk and Indemnified Amounts shall not include Credit Risk.

Section 9.2        Taxes.

(a)         If any tax or fee imposed by any Governmental Authority (other than income and franchise taxes owing by Purchaser) is or may be imposed on or as a result of any transaction between Client and Purchaser, or with respect to sales or the Goods or services affected by such sales, which Purchaser is or may be required to withhold or pay, Client acknowledges sole responsibility for such fee or tax and agrees to indemnify and hold Purchaser harmless in respect of such taxes.  Client will pay to Purchaser, upon Purchaser’s demand, the amount of any such taxes.

(b)         Client agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any Other Agreement.

(c)         Client shall pay and discharge when due all taxes and fees assessed by any Governmental Authority against Client or Purchaser as a result of or in connection with the transactions contemplated hereunder.

Section 9.3        No Liability.  Purchaser shall not be liable to Client or any other Person or in any manner for declining, withholding or terminating the designation of any Account as a Purchased Account.  If Purchaser declines, withholds or terminates the designation of an Account as a Purchased Account and provides Client with any information regarding the Customer obligated on such Account, Client agrees to hold such information as confidential, and Client agrees not to disclose such information to the Customer or any other Person.

ARTICLE 10

MISCELLANEOUS PROVISIONS

Section 10.1      UCC Terms.  When used herein, unless otherwise indicated herein and as applicable, the terms “Account”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”,

“Document”, “Electronic Chattel Paper”, “Equipment”, “General Intangible”, “Goods”, “Instrument”, “Inventory”,  “Investment Property”, “Letter-of-Credit Right”, “Proceeds”, “Record” and “Supporting Obligation” shall have their respective meanings set forth in the UCC.

Section 10.2      Purpose.  The purpose of this Agreement is commercial in nature and not for household, family and/or personal use.

Section 10.3      Power of Attorney.  In order to carry out this Agreement, Client irrevocably appoints Purchaser, or any Person designated by Purchaser, as its special attorney in fact, or agent, with power to:

(a)         forward to Client (if appropriate) all mail addressed to Client (including any trade name of Client) sent to Purchaser’s address.  Any payments received shall be processed in accordance with this Agreement;

(b)         endorse the name of Client or Client’s trade name on any checks or other items of payment that may come into the possession of Purchaser with respect to any Purchased Account and on any other documents relating to any of the Purchased Assets;

(c)         upon the occurrence and during the continuance of a Servicer Default or Notification Event,  in Client’s name, or otherwise, sue for, settle, collect and give releases for any and all moneys due or to become due on any Purchased Account or, in the case of a Notification Event, the Purchased Accounts to which such Notification Event applies; and

(d)         upon the occurrence and during the continuance of any Servicer Default or termination of this Agreement, do any and all things necessary and proper to carry out this Agreement.

This power, being coupled with an interest, is irrevocable while this Agreement remains in effect or any of the obligations under this Agreement or the Other Agreements remain outstanding.  Purchaser, as attorney-in-fact, shall not be liable for any errors of judgment or mistake of fact.

Purchaser agrees to provide Client with written notice of any actions undertaken by Purchaser using the above power of attorney.

Section 10.4      Successors and Assigns.  This Agreement binds and is for the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto, except that Client shall not have the right to assign its rights hereunder or any interest herein without Purchaser’s prior written consent.

Section 10.5      Cumulative Rights.  The rights, powers and remedies provided in this Agreement and in the Other Agreements are cumulative, may be exercised concurrently, or separately, may be exercised from time to time and in such order as Purchaser shall determine, subject to the provisions of this Agreement.  Purchaser’s failure or delay to exercise or enforce, in whole or in part, any right, power or remedy under this Agreement or any Other Agreement, shall not constitute a waiver thereof, nor preclude any other or further exercise thereof.

Section 10.6      Waiver.  Purchaser shall not waive any of its rights and remedies unless the waiver thereof is in writing and signed by Purchaser.  A waiver by Purchaser of a right or remedy under this Agreement on one occasion shall not constitute a waiver of the right or remedy on any subsequent occasion.

Section 10.7      Amendment.  Except as otherwise provided herein, this Agreement may not be supplemented, changed, waived, discharged, terminated, modified or amended, except by written instrument executed by Purchaser and Client.

Section 10.8      Currency.  All Purchased Accounts and invoices, bills and statements with respect thereto shall be payable only in currency of the United States of America.  All payments required to be made by either party hereto under this Agreement shall be made only in currency of the United States of America.

Section 10.9      Governing Law; Dispute Resolution.  This Agreement is made and is to be performed under the laws of the State of New York and shall be governed by and construed in accordance with said law, excluding any principles of any conflicts of laws or other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York. Client and Purchaser expressly submit and consent to the jurisdiction of the state and federal courts located in the County of New York, State of New York with respect to any controversy arising out of or relating to this Agreement or any Other Agreement amendment or supplement thereto or to any transactions in connection therewith.  Client and Purchaser irrevocably waive all claims, obligations and defenses that Client or Purchaser, as applicable, may have regarding such court’s personal or subject matter jurisdiction, venue or inconvenient forum.  Nothing herein shall limit the right of Purchaser to bring proceedings against Client in any other court.  Each of the parties to this Agreement hereby waives personal service of any summons or complaint or other process or papers to be issued in any action or proceeding involving any such controversy and hereby agrees that service of such summons or complaint or process may be made by registered or certified mail to the other party at the address appearing on the signature page hereto.

Section 10.10    Severability of Provisions.  In the event any provision of this Agreement (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had not been contained in this Agreement, but only to the extent it is invalid, illegal or unenforceable.

Section 10.11    Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has been terminated in accordance with its terms and all amounts payable under this Agreement and the Other Agreements (including, without limitation, all Indemnified Amounts) have been indefeasibly paid and satisfied in full in cash or other immediately available funds.  The obligation of Client in Article 9 to indemnify Purchaser shall survive until the statute of limitations with respect to any such claim or cause of action described in Article 9 shall have expired.

Section 10.12    Entire Agreement.  This Agreement, together with the Other Agreements, is intended by Purchaser and Client to be a complete, exclusive and final expression of the agreements contained herein with respect to Purchaser’s purchase of Purchased Accounts from Client hereunder.  Neither Purchaser nor Client shall hereafter have any rights under any prior agreements pertaining to the matters addressed by this Agreement or the Other Agreements but shall look solely to this Agreement and the Other Agreements for definition and determination of all of their respective rights, liabilities and responsibilities under this Agreement and the Other Agreements.  THIS AGREEMENT AND THE OTHER AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.13    Data Transmission.  Purchaser assumes no responsibility for privacy or security risks as a result of the method of data transmission selected by Client.  Purchaser assumes no responsibility for privacy or security for data transmitted from Purchaser to Client once the data is dispensed from Wells Fargo Bank, National Association’s internal network.

Section 10.14    Information.  Without limiting Purchaser’s right to share information regarding Client and its affiliates with Purchaser’s agents, accountants, lawyers and other advisors, Client agrees that Wells Fargo & Co., and all direct and indirect subsidiaries of Wells Fargo & Co., may, among themselves, discuss or otherwise utilize any and all information they may have in their possession regarding Client, and Client waives any right of confidentiality Client may have with respect to such exchange of such information.

Section 10.15    Notice.  Unless otherwise specified herein, all notices pursuant to this Agreement  shall be in writing and sent either (a) by hand, (b) by certified mail, return receipt requested, or (c) by recognized overnight courier service, to the other party at the address set forth herein, or to such other addresses as a party may from time to time furnish to the other party by notice.  Any notice hereunder shall be deemed to have been given on (i) the fifth (5th) Business Day after it is hand delivered, (ii) the seventh (7th) Business Day after it is deposited in the U.S.  Mail, if sent as aforesaid, or (iii) five (5) Business Days after it is delivered to a recognized overnight courier service with instructions for next day delivery.

Section 10.16   Counterparts.  This Agreement may be executed in any number of duplicate originals or counterparts, each of which shall be deemed to be an original and all taken together shall constitute but one and the same instrument.  Client agrees that a facsimile or electronic transmission of any signature of Client shall be effective as an original signature thereof.  Purchaser agrees that a facsimile or electronic transmission of this Agreement executed by Purchaser shall be effective as an original signature thereof.

Section 10.17    Headings.  The headings set forth herein are for convenience only and shall not be deemed to define, limit or describe the scope or intent of this Agreement.

Section 10.18    Retention of Records.  Purchaser shall have no obligation to maintain electronic records or retain any documents, schedules, invoices, agings or other records delivered to Purchaser by Client in connection with this Agreement or any other document or agreement described in or related to this Agreement beyond the time periods set forth for retention of records in Purchaser’s internal policies.

Section 10.19    USA PATRIOT Act Notice.  Purchaser hereby notifies Client that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Client, which information includes the name and address of Client and other information that will allow Purchaser to identify Client in accordance with the Patriot Act.

Section 10.20    Sanctioned Persons and Sanctioned Entities.  Notwithstanding anything to the contrary herein, in no event shall Purchaser be deemed to have purchased any Account with respect to which the Customer or Customer Affiliate is a Sanctioned Person or Sanctioned Entity, regardless of whether such Account is submitted or reflected in a schedule submitted to Purchaser, and any purported assignment or sale of any such Account to Purchaser shall be void ab initio.

Section 10.21    Confidentiality.  The Purchaser shall hold all non-public information confidential regarding each Client and its business, identified as such thereby and obtained by the Purchaser pursuant to the requirements hereof, in accordance with its customary procedures for handling confidential information of such nature, it being understood and agreed by each Client that, in any event, the Purchaser (a) may make disclosures of such nonpublic information (i) to its affiliates and to the Purchaser’s and its affiliates’ respective employees, legal counsel, independent auditors and other experts or agents and advisors or to the Purchaser’s current or prospective funding sources and to other Persons authorized by the Purchaser to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (ii) to any actual or potential assignee, or transferee of any rights, benefits, interests and/or obligations under this Agreement or to any direct or indirect contractual counterparties (or the professional advisors thereto) in swap or derivative transactions related hereto (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (iii) as required or requested by any regulatory authority purporting to have jurisdiction over the Purchaser or its affiliates (including any self-regulatory authority); provided, unless prohibited by applicable law or court order, the Purchaser shall make reasonable efforts to notify the applicable Client of any request by such regulatory authority (other than any such request in connection with any examination of the financial condition or other routine examination of the Purchaser by such regulatory authority) for disclosure of any such non-public information prior to the actual disclosure thereof; (iv) to the extent required by order of any court, governmental agency or representative thereof or in any pending legal or administrative proceeding, or otherwise as required by applicable law or judicial process; provided, unless prohibited by applicable law or court order, the Purchaser shall make reasonable efforts to notify the applicable Client of such required disclosure prior to the actual disclosure of such non-public information, (v) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or any Other Agreement or the enforcement of rights hereunder or thereunder, (vi) with the consent of the applicable Client, or (vii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section, (B) becomes available to the Purchaser or any of its affiliates on a non-confidential basis from a source other than the applicable Client unless the Purchaser or such Lender has knowledge that such source is subject to an obligation to such Client to keep such information confidential, or (C) is independently developed by the Purchaser; (b) may disclose the existence of this Agreement and the information about this Agreement to market data collectors and similar service providers to the lending industry (including for league table designation purposes) and to service providers to the Purchaser in connection with the administration and management of this Agreement and the Other Agreements; and (c) may (at its own expense) place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of each Client and the amount, type and closing date with respect to the transactions contemplated hereby.

ARTICLE 11

APPOINTMENT AND DUTIES OF SERVICER

Section 11.1      Appointment of Servicer.  The servicing, administering and collection of the Purchased Accounts shall be conducted by such Person so designated from time to time as Servicer in accordance with this Article  11.  Until Purchaser gives notice to Client of the designation of a new Servicer, which notice may be given at any time during the continuance of a Servicer Default, Parent is hereby designated as, and agrees to perform the duties and obligations of, Servicer pursuant to the terms  hereof.  Servicer may not delegate any of its rights, duties or obligations hereunder, or designate a substitute Servicer, without the prior written consent of Purchaser.  Purchaser may, at any time during the continuance of a Servicer Default,  designate as Servicer any Person (including Purchaser) to succeed

Client or any successor Servicer, on the condition that any such Person so designated shall agree to perform the duties and obligations pursuant to the terms hereof.

Section 11.2      Duties of Servicer.  Servicer shall take or cause to be taken all such action as may be necessary or required to collect each Purchased Account from time to time, all in accordance in all material respects with the provisions of the Servicer Collection Procedures and applicable laws, rules and regulations, and with due care and diligence.  Purchaser hereby appoints as its agent the Servicer, from time to time designated pursuant to Section 11.1 hereof, to enforce Purchaser’s rights and interests in and under the Purchased Accounts and Related Assets.  To the extent permitted by applicable law, Purchaser hereby grants to Servicer a power of attorney to take in Purchaser’s name and on behalf of the Client any and all steps necessary or desirable, in the reasonable determination of Servicer, to collect all amounts with respect to the Purchased Accounts and Related Assets. Servicer shall hold in trust for Purchaser all records which evidence or relate to Purchased Accounts or any other Purchased Assets.

Section 11.3      Additional Covenants of Servicer.  Servicer shall (a) give Purchaser at least three (3) Business Days prior written notice of any agreement with a Customer to reduce the amount of or delay the payment of any Purchased Account or any other action that could reasonably be expected to result in the reduction in the amount of or the delay in the payment of any Purchased Account, (b) deliver to Purchaser at least thirty (30) days’ advance written notice of any change to the Collection Accounts, (c) not make Purchaser a party to any litigation without the prior written consent of such Person, (d) no later than three (3) Business Days after receipt by Servicer or Client of any proceeds of Purchased Assets, Servicer shall remit such proceeds to Purchaser, by wire transfer to the WFB Bank Account, together with all remittance information received by Client or Servicer from Customer with respect to such proceeds and (e) on the Monday of each week, deliver to Purchaser a report of all Purchased Accounts for which the Settlement Date has not occurred.  In addition, Servicer shall email all such remittance information to the following email address:

Conor.Bannigan@wellsfargo.com

Section 11.4      Servicer Default.  The occurrence of any one or more of the following events shall constitute a servicer default (each, a “Servicer Default”):

(a)         Servicer shall fail to make any payment or deposit required to be made by it hereunder when due;

(b)         Servicer fails to perform any of the duties contained in Section 11.2  and such failure continues unremedied for Five (5) Business Days; provided, that, such Five (5) Business Day period shall not apply in the case of an intentional breach by Servicer of any such duties;

(c)         Servicer fails to perform any of the covenants contained in Section 11.3 hereof;

(d)         any representation, warranty, certification or statement made by a  Servicer in this Agreement, any Other Agreement or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made;

(e)         Servicer shall amend, restate, supplement, substitute or otherwise modify, in any material respect, the Servicer Collection Procedures without the prior written consent of Purchaser;

(f)         (i) the commencement or consent to the commencement of a case or proceeding by Servicer under the U.S. Bankruptcy Code or any similar statute, or (ii) the commencement of a case or proceeding by any Person against Servicer under the U.S. Bankruptcy Code or any similar statute that continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding;

(g)         Client shall execute or deliver in favor of any Person, other than Purchaser, a deposit account control agreement (or similar agreement) with respect to any Collection Account;

(h)         Client shall factor with or sell to any Person other than Purchaser any Account due from a Customer who is also obligated in respect of a Purchased Account or Approved Account;

(i)          the Syndicated Facility Lenders (or any of them), or any factor or lender to Client, shall direct or instruct any Customer obligated in respect of a Purchased Account or Approved Account to remit payment of any Account other than to the Collection Accounts;

(j)          The occurrence of an Insolvency Event with respect to Servicer or a Customer of a Purchased Account or Approved Account; or

(k)         The occurrence of any event or circumstance set forth in Section 8.1.2 of this Agreement (other than subsection (a) thereof).

Section 11.5      Cooperation and Further Assurances.  Purchaser may, in its sole discretion at any time during the continuance of a Servicer Default, advise the Servicer of Purchaser’s election to replace the Servicer with Purchaser or such other Person as Purchaser may select.  From and after the effective date of any such replacement, Servicer shall cooperate with Purchaser and/or any replacement Servicer, shall not interfere with Purchaser’s or any such replacement Servicer’s collection of the Purchased Accounts and all Related Assets, shall promptly remit to Purchaser, in accordance with Purchaser instructions, the Proceeds of any Purchased Assets received by Servicer, and shall perform any and all actions reasonably requested by Purchaser and any such replacement Servicer in connection with or related to the collection of any Purchased Accounts and Related Assets, including, without limitation, informing Customers of the replacement Servicer and any changes in remittance information as may be required by Purchaser, in its sole discretion.

ARTICLE 12

JOINT AND SEVERAL LIABILITY

Section 12.1      Joint and Several. Each Client hereby unconditionally and irrevocably agrees to be jointly and severally liable to Purchaser for the due and punctual performance and observance of financial obligations on the part of each Client to be performed or observed under this Agreement and the Other Agreements in accordance with the terms hereof and thereof, including the punctual payment when due of all financial obligations of each Client now or hereafter existing under this Agreement, whether for repurchase payments, indemnification payments, fees, expenses or otherwise, including attorneys’ fees and legal expenses (such terms, covenants, conditions, agreements, undertakings and other obligations being the “Obligations”). Each Client is, and hereby agrees to be, jointly and severally liable with each other Client including, without limitation, the Repurchase Price for Purchased Accounts from any Client and all fees, costs and expenses due from Client (or any Client) hereunder. In the event that any Client shall fail in any manner whatsoever to pay any of its Obligations when the same shall be due and payable under this Agreement or the Other Agreements, each Client agrees that it will itself duly and punctually perform or observe, or cause to be duly and punctually performed or observed, such Obligations. Any such payments by any such Client shall be made to such account as Purchaser may specify from time to time on demand. Each Client agrees that Purchaser may call upon any Client to perform the Obligations of any other Client as a primary obligor for such Obligations. Each Client further agrees that it shall, upon demand by Purchaser, perform all Obligations of any other Client.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement on the day and year first above written.

CLIENT:

GATR TECHNOLOGIES, INC.

By:
Name:
Title:

Address for Client:
9333 Balboa Ave.
San Diego, CA 92123

SERVICER:

CUBIC CORPORATION

By:
Name:
Title:

Address for Servicer:
9333 Balboa Ave.
San Diego, CA 92123

PURCHASER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Address for Purchaser:
1753 Pinnacle Drive, 8th Floor
McLean, VA 22102

Effective Date: September ___, 2019.

[Signature Page to Account Purchase Agreement]

Rider A

To

Account Purchase Agreement

Between

Wells Fargo Bank, National Association

And

GATR TECHNOLOGIES, INC

DEFINITIONS

“Adjusted Face Amount” means, with respect to any Account, the gross face amount of such Account less the aggregate amount of any returns, trade discounts (which may be calculated on the shortest or longest terms, at Purchaser’s option), credits or allowances, reductions or adjustments taken by or granted to the Customer, and any other charges with respect to such Account.

“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Client or any member of the Client Group is located or doing business.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which Client or any member of the Client Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

 “Approved Account”  has the meaning set forth in Section 1.2 of this Agreement.

“Agreement” means this Account Purchase Agreement, together with all schedules and riders annexed hereto, as amended, restated, renewed, replaced, substituted, supplemented or otherwise modified from time to time.

“Ancillary Documents” means, with respect to any Purchased Account, such documents as may be required and in form and content reasonably satisfactory to Purchaser, including, without limitation, copies of all invoices (or the equivalent thereof if the invoices were sent electronically) evidencing such Account and evidence of the shipment of the goods, fulfillment of the contract of sale or performance of the services giving rise to such Account.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

 “Business Day” means any day other than a Saturday, Sunday or other day on which Purchaser is required by law to close.

“Change of Terms” shall have meaning ascribed to such term in Section 1.2 of this Agreement.

“Client” shall have the meaning set forth in the introductory paragraph of this Agreement.

[Rider A]

“Client Ledger Account” means, collectively, one or more ledger accounts established on the books of Purchaser in the name of Client.

“Collection Accounts” means the accounts into which checks, remittances and other items of payment and other Proceeds of Purchased Assets are to be deposited, including the accounts listed on Schedule 2.2 hereto and such other accounts as may be added in accordance with Section 2.2.2.

“Commercial Dispute” means any dispute or claim in any respect, regardless of merit, (including, without limitation, any alleged dispute as to price, invoice terms, quantity, quality or late delivery and claims of release from liability, counterclaim or any alleged claim of deduction, offset, or counterclaim or otherwise) arising out of or in connection with a Purchased Account or any other transaction related thereto.  In the event that a Purchased Account is at any time reflected as “processed” in Wide Area Work Flow (or any successor system), it shall constitute a Commercial Dispute if at any time thereafter such Purchased Account is no longer reflected as “processed”, or the status of such Purchased Account is reflected as anything other than “processed”, in Wide Area Work Flow (or any successor system).

“Commission”  means the Commission set forth on the Schedule of Economic and Other Terms annexed hereto.

“Contract Quarter” shall mean the three (3) month period commencing on the Effective Date and each successive three (3) month period thereafter during the Term.

“Contract Year” shall mean the twelve (12) month period commencing on the Effective Date and each successive twelve (12) month period thereafter during the Term.

“Conversion Date” shall mean, with respect to any Unbilled Account, the Business Day on which Purchaser receives from Client (or, if such receipt occurs after 3 p.m. eastern time, the Business Day following such receipt) evidence, reasonably satisfactory to Purchaser, of the issuance of an invoice for such Account.

“Credit Risk” means the risk of non-payment of a Purchased Account due solely to an Insolvency Event of the Customer obligated thereon or to non-payment of such Purchased Account where such Customer has not asserted and does not assert a Commercial Dispute.

“Customer” shall mean a Person that purchases goods or services from Client.

“Discount Fee” has the meaning ascribed to such in the Schedule of Economic and Other Terms annexed hereto.

“Discount Rate” means the Discount Rate set forth on the Schedule of Economic and Other Terms annexed hereto.

“Effective Date” means the date on which Purchaser executes this Agreement as set forth below Purchaser’s signature block on the signature page of this Agreement.

“Financial Statements” means collectively, a balance sheet, income statement, statement of shareholder’s equity and statement of cash flow.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

2	[Rider A]

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

 “Indemnified Amount” has the meaning set forth in Section 9.1 of this Agreement.

“Indemnified Person” means each of Purchaser and its affiliates, and its and their respective shareholders, directors, officers, employees, attorneys and agents.

“Initial Payment” means, with respect to any Purchased Account purchased by Purchaser under this Agreement, (a) the Adjusted Face Amount multiplied by (b) the Purchase Price Rate.

“Initial Term”  means the Initial Term set forth on the Schedule of Economic and Other Terms annexed hereto.

“Insolvency Event” means, with respect to any Person, any of the following: (a) any case or proceeding with respect to such Person under the U.S.  Bankruptcy Code or any other Federal, State or foreign bankruptcy, insolvency, reorganization or other law affecting creditors’ rights generally or any other or similar proceedings, (b) any proceeding seeking the appointment of any trustee, receiver, administrator, manager, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any of its assets, (c) any assignment for the benefit of creditors, or (d) such Person shall take any action to authorize any of the actions set forth clauses (a), (b) or (c) in this definition.

 “LIBOR Rate” means, for any date of determination, the one (1) month average of rates which are listed as the One  (1) Month “London Interbank Offered Rate (LIBOR)” (for Dollars), as published in the Money Rates section of The Wall Street Journal on such date of determination (rounded up to the nearest thousandth).  When interest or any fee hereunder is determined in relation to the LIBOR Rate, each change in such interest rate or fee shall become effective each Business Day that Purchaser determines that the LIBOR Rate has changed.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means, as of any date of determination, the amount then available to Client for borrowing under the Syndicated Facility Agreement.

“Material Adverse Change” means (a) a material adverse change in the business, operations, assets, or condition (financial or otherwise) of Client taken as a whole, (b) a material adverse change of Client’s ability to perform its obligations under this Agreement or the Other Agreements to which it is a party, or (c) a material adverse change of the enforceability of, or the rights, remedies or benefits available to Client, or Purchaser as assignee of Client, with respect to the Purchased Account or the Related Assets.

 “Maximum Facility Amount” means the Maximum Facility Amount set forth on the Schedule of Economic and Other Terms annexed hereto.

“Minimum Fee Amount” means the Minimum Fee Amount set forth on the Schedule of Economic and Other Terms annexed hereto.

3	[Rider A]

“Notification Event” means, with respect to any Purchased Account, (a) such Purchased Accounts remains unpaid 90 or more days from the invoice date thereof or (b) the occurrence of an Insolvency Event with respect to the Customer of such Purchased Account.

 “OFAC” means The Office of Foreign Assets Control of the U.S.  Department of the Treasury.

“Other Agreements” means collectively, this Agreement, and all schedules and/or riders attached hereto, and any Ancillary Document, any supplement, agreement, notes, subordination agreement or other such instruments now or hereafter executed by Client or any Performance Guarantor in connection with this Agreement, all as amended, restated, renewed, replaced, substituted, supplemented or otherwise modified.

“Outstanding Account Balance” means, as of any date of determination, (a) the aggregate Repurchase Price of all Purchased Accounts for which the Settlement Date has not occurred (assuming for this purpose that repurchase were required), plus (b) the aggregate Repurchase Price of all Purchased Accounts for which the Settlement Date has occurred if such Purchased Accounts are then actually subject to a Repurchase Event, plus (c) all accrued and unpaid fees, costs and expenses payable by Client to Purchaser hereunder as of such date of determination.

 “Outside Date” means, with respect to any Purchased Account, 150 days after the due date of such Purchased Account.

“Parent” means Cubic Corporation, a Delaware corporation.

“Patriot Act” means that certain act, as amended or modified from time to time, entitled “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001”.

“Performance Guarantor” means any Person that now or hereafter executes a Performance Undertaking in favor of Purchaser.

“Performance Undertaking” means each guaranty of the performance of the obligations of Client under this Agreement and the Other Agreements executed by a Performance Guarantor for the benefit of Purchaser, as amended, restated, renewed, replaced, substituted, supplemented or otherwise modified.

“Permitted Liens” mean, collectively, Liens in favor of Purchaser.

“Person” means and includes an individual, a corporation, a partnership, a joint venture, a limited liability company or partnership, a trust, an unincorporated association, a Governmental Authority or any other organization or entity.

“Purchase Limit” has the meaning set forth in Section 1.2 of this Agreement.

“Purchase Price” means, for any Purchased Account purchased by Purchaser under this Agreement,  the sum of the Initial Payment for such Purchased Account plus the Settlement Date Payment for such Purchased Account.

“Purchase Price Rate” means the Purchase Price Rate set forth on the Schedule of Economic and Other Terms annexed hereto.  The Purchase Price Rate may be adjusted at any time and from time to time by Purchaser.

4	[Rider A]

“Purchased Account” has the meaning set forth in Section 1.1 of this Agreement.

“Purchased Assets” means the Purchased Accounts  and the Related Assets purchased under this Agreement which has not been repurchased by Client in accordance with the terms hereof.

“Purchaser” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Related Assets” means, with respect to each Purchased Account purchased by Purchaser hereunder, the following assets and properties of Client, wherever located, whether now owned or hereafter acquired or arising: (a) Chattel Paper, Documents, General Intangibles, Commercial Tort Claims, Instruments and Supporting Obligations, in each instance, to the extent evidencing, governing, securing or relating to such Purchased Account, (b) Inventory or Goods returned or rejected by a Customer of such Purchased Account, or reclaimed, repossessed or recovered from any such Customer by Client, to the extent that Purchaser has not received the Repurchase Price of such Purchased Account (c) reserves, matured funds, credit balances and other property of Client in Purchaser’s possession, (d) deposit accounts constituting proceeds of such Purchased Account, (e) all Records relating to any of the foregoing, (f) all contract rights of Client relating to such Purchased Account, (g) all rights and remedies of Client against the Customer of an/or third parties obligated on such Purchased Account or the Goods associated therewith, and (h) all Proceeds and rights relating to any of the foregoing.

“Renewal Term” means the Renewal Term set forth on the Schedule of Economic and Other Terms annexed hereto.

“Repurchase Event” shall mean, as to any Purchased Account, at any time: (a) any breach in any respect of any of the representations or warranties set forth in Rider B1 annexed hereto with respect to such Purchased Account or any Related Assets, or any breach in any material respect by Client or Servicer of any other representation or warranty set forth herein or in any of the Other Agreements with respect to such Purchased Account or any Related Assets; (b) Client or Servicer fails to comply with any of its covenants or obligations with respect to such Purchased Account beyond any applicable cure period; (c) Servicer fails to comply with Section 11.3(d) of this Agreement; (c) the amount of such Purchased Account (in whole or in part) is reduced, delayed or otherwise adjusted on account of any defective, damaged, rejected, returned, repossessed or foreclosed Goods or services, any discount or allowance granted or taken after purchase of the Purchased Account by Purchaser, any incorrect billings or other adjustments or setoffs in respect of any claims by the Customer or any shipping charge, tax, duty or other fee or payment of any kind; (d) a Customer asserts a Commercial Dispute with respect to such Purchased Account, (e) Purchaser is unable to verify the balance of such Purchased Account or the face amount of such Purchased Account is otherwise less than the amount reported by Client or Servicer to Purchaser; (f) such Purchased Account is or becomes subject to a Change of Terms that is not approved in writing by Purchaser; or (g) Client fails to promptly provide to Purchaser any Ancillary Documents, in form and content satisfactory to Purchaser.  In the event of any fact or circumstance constituting a Repurchase Event for a Purchased Account, it shall constitute a Repurchase Event for such Purchased Account notwithstanding that the Customer of such Purchased Account may be subject to an Insolvency Event, that such Purchased Account may be unpaid on or after the Outside Date or that the Settlement Date of such Purchased Account may have already occurred.

“Repurchase Price” means for any Purchased Account purchased hereunder, an amount equal to (a) the sum of the Initial Payment paid by Purchaser with respect to such Purchased Account and the Settlement Date Payment, if any, paid by Purchaser with respect to such Purchased Account, minus (b) the lesser of clause (a) and any amounts received by Purchaser with respect to payment of such Purchased Account.

5	[Rider A]

 “Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by:  (a) the United States of America, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other governmental authorities with jurisdiction over Purchaser, Client or any member of the Client Group.

 “Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means any Person that is a target of Sanctions, including without limitation, a Person that is: (a) listed on OFAC’s Specially Designated Nationals and Blocked Persons List; (b) listed on OFAC’s Consolidated Non-SDN List; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s); or (d) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.

 “Servicer” means Parent,  together with any replacement or successor Servicer appointed pursuant to the terms hereof.

“Servicer Collection Procedures” means Servicer’s written internal credit and collections policies with respect to Approved Accounts, which have been approved by Purchaser, from time to time, in Purchaser’s reasonable discretion.

“Servicer Default” shall have the meaning give thereto in Section 11.4 hereof.

“Settlement Date” shall mean, with respect to any Purchased Account, the earliest to occur of:

(a) the Business Day on which full payment of such Account is received by Purchaser in the WFB Bank Account in immediately available funds (or, if such payment is received after 1 p.m. (N.Y. time), the next Business Day).  Client acknowledges and agrees that the deposit or remittance of a payment into a Collection Account does not constitute receipt by Purchaser of such deposit or payment; and

(b) the first Business Day following the Outside Date for such Account so long as the Customer thereof has not alleged or asserted a Commercial Dispute; and

(c) the first Business Day of the month following the date that a Customer who is subject to an Insolvency Event files, with the court having jurisdiction over such Insolvency Event and without such Customer asserting a Commercial Dispute with respect to such Purchased Account, its Schedules of Assets and Liabilities (or substantially similar schedules) or, if no such Schedules of Assets and Liabilities (or substantially similar schedules) are required to be filed by or against a Customer, the first Business Day of the month following the date on which such Customer commenced or became subject to the proceeding that resulted in such Insolvency Event.

“Settlement Date Payment” shall mean an amount equal to 100% of the Adjusted Face Amount of such Purchased Account minus the Initial Payment of the Purchase Price of such Purchased Account.

“Syndicated Facility Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of April 30, 2019, by and among Cubic Corporation, a Delaware corporation, Cubic Transportation Systems, Inc., a California Corporation, Cubic Defense Applications, Inc., a California

6	[Rider A]

corporation, each as borrowers, the Syndicated Facility Lenders, and JPMorgan Chase Bank, N.A., as administrative agent for the Syndicated Facility Lenders, as amended, restated, supplemented or modified from time to time, or refinanced or replaced.

“Syndicated Facility Lenders” mean, collectively, the financial institutions from time to time party to the Syndicated Facility Loan Documents as lenders and any agent acting on behalf of such lenders pursuant to such Syndicated Facility Loan Documents, in each case, together with their successors and assigns.

“Syndicated Facility Loan Documents” mean, collectively, (a) the Syndicated Facility Agreement, and (b) all agreements, documents and/or instruments executed in connection therewith or related thereto, in each case, as amended, restated, supplemented or modified from time to time, or refinanced or replaced.

“Term” means, collectively, the Initial Term and any Renewal Term.

“Termination Fee” means the Termination Fee set forth on Schedule 1.1 annexed hereto.

“UCC” means, unless otherwise provided with this Agreement, the Uniform Commercial Code as adopted by and in effect from time to time in the State or Commonwealth referred to in Section 10.8, or in any other jurisdiction, as applicable.

“Unbilled Account”  means an Account for which an invoice has not been issued.

“WFB Bank Account” shall mean such bank account owned and maintained by Purchaser, in its name and for its benefit, and designated from time to time by Purchaser as the WFB Bank Account hereunder.  The WFB Bank Account shall initially be as follows:

Bank Name:	Wells Fargo Bank, NA
Bank Address:	420 Montgomery Street
San Francisco, CA
Bank Country:	USA
Beneficiary Name:	Wells Fargo Business Credit
ABA No.:	121000248
Account No.:	4121281877

7	[Rider A]

Rider B1

To

Account Purchase Agreement

CERTAIN REPRESENTATIONS AND WARRANTIES

Client hereby represents and warrants to Purchaser that as of each date of sale of a Purchased Account (and, with respect to clauses (b), (e), (g), (k), (q),  (r)  and (s) below, on each date thereafter until such Purchased Account is paid in full):

(a)         Client has good title to such Account, free of any lien, consignment arrangement, encumbrance or security interest, other than Permitted Liens;

(b)         Client has not transferred, assigned or granted a lien or security interest in any such Account or the proceeds of any such Account to any party other than holders of Permitted Liens;

(c)         Client has all necessary rights and authority to sell the full amount stated on each invoice evidencing such Account to Purchaser hereunder and such Account is legally saleable and assignable by Client, and the sale and assignment of such Account to Purchaser hereunder does not violate or breach the terms or conditions of any material agreement (including, for the avoidance of doubt, any Syndicated Facility Loan Documents or any factoring, loan or similar financing agreement), law or regulation which is binding upon or applicable to Client or by which Client is bound;

(d)         Client has sold, assigned and transferred all right, title and interest of Client to such Account hereunder, so that, after giving effect to such sale, assignment and transfer, Purchaser shall be the absolute owner of such Account;

(e)         Such Account evidences a bona fide, enforceable obligation created by the absolute sale and delivery of Goods or rendition of services by Client to its Customer in the ordinary course of Client’s business;

(f)         Such Account does not represent Goods delivered upon “bill and hold”, “consignment”, “guaranteed sale”, “sale or return”, “payment on reorder” or similar terms;

(g)         Client has fully completed or fully delivered the services or goods giving rise to such Account.  The Customer obligated in respect of such Account has accepted such goods or services, has not asserted a Commercial Dispute with respect to such Account, and is unconditionally obligated to pay at maturity the full amount of such Account without (regardless of merit and whether real or alleged) dispute, claim, offset, defense, deduction, rejection, recoupment, counterclaim or contra account, other than as to returns and allowances as provided in the Agreement;

(h)         The Goods sold by Client giving rise to such Account were the exclusive property of Client;

(i)          Such Account is due from a Customer located in the United States of America and its territories, and is payable solely in United States dollars;

(j)          The invoice evidencing such Account, all Ancillary Documents and all other documents delivered by Client to Purchaser in connection therewith are (i) genuine and valid, (ii) are not mistaken, misleading, incorrect, incomplete or erroneous in any material respect and (iii) are not fraudulent in any respect;

[Rider B1]

(k)         Such Account and the invoice evidencing such Account have not been and shall not be altered or modified in any way without the prior written consent of Purchaser.

(l)          Such Account was not past due when offered for sale to Purchaser hereunder;

(m)        Such Account was not aged 90 or more days from the original invoice date when offered for sale to Purchaser hereunder;

(n)         The selling terms of such Account do not exceed 45 days without the prior written consent of Purchaser;

(o)         Such Account does not evidence a sale of Goods or rendition of services by Client to any subsidiary, affiliate or parent company of such Client;

(p)         Such Account evidences the sale of Goods legally and validly purchased and, if applicable, imported by the applicable Customer to the United States or its territories;

(q)         The Customer of such Account is not, and will not at any time prior to the Settlement Date thereof be, a Sanctioned Person or Sanctioned Entity;

(r)         If Client is then acting as Servicer, Servicer has complied with the Servicer Collection Procedures with respect to such Account;

(s)         If such Account is an Unbilled Account, (i) such Account is billable and will be billed within 30 days after the end of the month in which the goods or services giving rise thereto were delivered or rendered and (ii) the Customer of such Unbilled Account is a federal Governmental Authority; and

(t)          Such Account does not represent a pre-billing or interim, milestone, progress billing.

2	[Rider B1]

Rider B2

To

Account Purchase Agreement

OTHER REPRESENTATIONS AND WARRANTIES

1.          Client hereby represents and warrants to Purchaser that on the Effective Date and on each date of assignment to and purchase by Purchaser of each Purchased Account:

(a)                      Client’s exact legal name is as set forth on the signature page of this Agreement;

(b)                      Client is duly organized, validly existing and in good standing under the laws of its state of organization and its state of organization is as set forth in the preamble hereto;

(c)                      Client is duly qualified to do business and is in good standing in each jurisdiction where its ownership of property or the conduct of its business requires such qualification, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Change;

(d)                      Client has all power and authority under the laws of Client’s jurisdiction of organization and its articles of organization or incorporation to conduct Client’s business and to enter into, execute and deliver this Agreement and the Other Agreements and to perform its obligations hereunder and thereunder, and has taken all necessary action to authorize the execution and delivery of this Agreement and the Other Agreements and the performance of its obligations hereunder and thereunder;

(e)                      Client’s principal office and mailing address containing Client’s books and records concerning the Approved Accounts are located at the address set forth on the signature page for Client of this Agreement;

(f)                       Client is and shall remain in material compliance with all applicable laws, regulations and rules to the extent that any material non-compliance therewith would have an Material Adverse Change on Client’s ability to perform its obligations under this Agreement;

(g)                      Client is and at all times shall be solvent;

(h)                      At the time of assignment of any Purchased Account by Client to Purchaser, Client will disclose to Purchaser in writing, any materially adverse or negative knowledge or information that Client may have with respect to the applicable Customer’s credit;

(i)                       This Agreement, the Other Agreements and all addendums, supplements, and agreements executed or delivered in connection herewith, (1) are legally and validly binding upon and enforceable against Client in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles, (2) do not require the consent of any Governmental Authority or other Person for their effectiveness, and (3) do not violate or breach the terms or conditions of any material agreement, law or regulation which is binding upon or applicable to Client or by which Client is bound;

[Rider B2]

(j)                       No Material Adverse Change has occurred since the date of the most recent financial statements delivered to Purchaser under this Agreement;

(k)                      There are no actions or proceedings pending or, to Client’s knowledge, threatened against or affecting Client, in which an adverse decision could reasonably be expected to cause a Material Adverse Change;

(l)                       [intentionally omitted];

(m)                     [intentionally omitted];

(n)                      The aggregate Initial Payment of all Purchased Accounts for which a Settlement Date has yet to occur will not exceed the Maximum Facility Amount;

(o)                      Each sale of Purchased Assets made by Client pursuant to this Agreement shall constitute a valid sale and assignment thereof by Client to Purchaser, enforceable against creditors of, and purchasers from, Client;

(p)                      The aggregate Purchase Price of all Purchased Accounts constituting Unbilled Accounts for which a Settlement Date has yet to occur will not exceed $25,000,000; and

(q)                      The aggregate Purchase Price of all Purchased Accounts for which a Settlement Date has yet to occur will not exceed the Maximum Facility Amount.

2.          OFAC.  No Person within the Client Group (a) is a Sanctioned Person or Sanctioned Entity, has its assets located in Sanctioned Entities or derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities, (b) is controlled by or is acting on behalf of a Sanctioned Person or Sanctioned Entity, (c) is under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions, (d) will use any advances made hereunder or any portion of any Purchase Price of Accounts for the purpose of: (i) providing financing to or otherwise making funds directly or indirectly available to any Sanctioned Person or Sanctioned Entity, or (ii) providing financing to or otherwise funding any transaction which would be prohibited by Sanctions or would otherwise cause Purchaser or any other party to this Agreement, or any entity affiliated with any such party, to be in breach of any Sanction, (e) will fund any repayment of any advances made hereunder or other obligations under this Agreement with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause Purchaser or any other party to this Agreement, or any entity affiliated with any such party, to be in breach of any Sanction.  Client will notify Purchaser in writing not more than one (1) Business Day after becoming aware of any breach of any of the foregoing.

3.          Anti-Money Laundering. Each of Client and each member of the Client Group: (a) has instituted, maintained and is complying with policies, procedures and controls reasonably designed to comply with all Anti-Corruption Laws and Anti-Money Laundering Laws, (b) is currently complying with, and will at all times comply with, all Anti-Corruption Laws and Anti-Money Laundering Laws, (c) will not use any advance made hereunder or any portion of any Purchase Price of Accounts in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (d) will not fund any repayment of any advances made hereunder or other obligations under this Agreement in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, and (e) is not and has not been under administrative, civil or criminal investigation or received notice from or make a voluntary disclosure to any governmental entity regarding a possible violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. Each member of the Client Group that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation has delivered a Beneficial Ownership Certification in relation to such party.

2	[Rider B2]

4.          Foreign Corrupt Practices Act.  Neither Client, nor to the best of Client’s knowledge, any of its employees, officers or agents, has committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1,-2.

3	[Rider B2]

Schedule 1.1

to

Account Purchase Agreement

SCHEDULE OF SELECTED ECONOMIC AND OTHER TERMS

This Schedule of Economic and Other Terms dated September 27, 2019  (this “Schedule”) shall constitute a supplement to and a part of the Account Purchase Agreement entered into among GATR TECHNOLOGIES, INC., an Alabama corporation (the “Client”) and Wells Fargo Bank, National Association (the “Purchaser”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Account Purchase Agreement.  In the event that any term or provision of this Schedule conflicts with any term or provision of the Account Purchase Agreement, the term or provision of this Schedule shall control.

Discount Rate:	A rate per annum which is equal to the LIBOR Rate in effect from time to time plus 1.50%
Minimum Fee Amount	$200,000 each Contract Year
Maximum Facility Amount:	$50,000,000
Purchase Price Rate:	Up to 80% for Unbilled Accounts and up to 90% for all other Accounts.
Initial Term:	Thirty six (36) months, commencing on the Effective Date.
Renewal Term:	Twelve (12) months, commencing on the first day after the last day of the Initial Term or the immediately preceding Renewal Term, as applicable.

[Schedule 1.1]

FEES AND COMMISSIONS

Client shall pay to Purchaser each of the fees described below on the dates provided below.  Each fee shall be fully earned when due, may at the election of Purchaser be offset against any amount at any time owing by Purchaser to Client hereunder (including the Purchase Price of any Purchased Account), and shall not be subject to refund, rebate or proration for any reason whatsoever.

1.          Annual Fee.  On the Effective Date, and on each annual anniversary of the Effective Date, Client shall be to Purchaser a facility fee equal to 0.225% of the Maximum Facility Amount, each of which shall be fully earned and payable when due.

2.          Discount Fee.

(a)         Client shall pay to Purchaser a per diem fee equal to: (a) the Outstanding Account Balance as of such date,  multiplied by (b) the Discount Rate,  divided by (c) 360 (the “Discount Fee”).  The Discount Fee shall accrue on a daily basis on the Outstanding Account Balance as of such date and shall be payable by Client to Purchaser monthly, on the last day of each month (except that, in the event of any breach or default by Client of this Agreement, the Discount Fee shall be payable upon demand). The Discount Fee may be charged by the Purchaser to the Client Ledger Account as and when due.

(b)         If Client breaches, fails to comply with or is otherwise in default of any term, condition, provision, covenant, representation or warranty under this Agreement, without limiting Purchaser’s other rights and remedies hereunder, Purchaser may increase the Discount Rate by two (2) percentage points per annum, which increase shall be determined by Purchaser in its sole discretion (but in no event shall the Discount Rate be more than the highest lawful rate, if any, in effect from time to time for the obligations hereunder of the type, in the amount and for the purposes contemplated herein; it being agreed by Client that if Purchaser receives payment of a Discount Fee in excess of the highest lawful rate, Client’s sole remedy is to seek repayment of such excess and Client irrevocably waives any and all other rights and remedies which may be available to Client under law or in equity).

3.          Minimum Fee.  On the last day of each Contract Year, and on the effective date of termination of this Agreement for the Contract Year to date, Client shall pay to Purchaser a fee equal to the difference between the Minimum Fee Amount and the aggregate Discount Fee paid by Client during such Contract Year (or Contract Year to date).

4.          Termination Fee.  In the event this Agreement is terminated by Client prior to the last day of the Initial Term, Client shall pay Purchaser a termination fee (the “Termination Fee”) in an amount equal to the Minimum Fee Amount multiplied by the number of Contract Quarters remaining in the Term.   Notwithstanding the foregoing, Purchaser agrees that if Client obtains financing from any subsidiary or other operating division of Wells Fargo Bank, National Association and such financing is utilized to pay and satisfy in full all liabilities, indebtedness and obligations owing by Client to Purchaser hereunder, and Client ceases selling Approved Accounts hereunder, the foregoing Termination Fee shall be waived.

5.          Increased Costs.  If any change in law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Purchaser (except any reserve requirement reflected in the LIBOR Rate); or (b) impose on Purchaser or the London interbank market any other condition, cost or expense affecting this Agreement or the LIBOR Rate, and the result of any of the foregoing shall be to increase the cost to Purchaser of making or maintaining financing at the LIBOR Rate, or to increase the cost to Purchaser or to reduce the amount of any sum received or receivable by

2	[Rider B2]

Purchaser hereunder, then, upon request of Purchaser, Client will pay to Purchaser such additional amount or amounts as will compensate Purchaser for such additional costs incurred or reduction suffered.

3	[Rider B2]

Schedule 2.2

[Collection Accounts]

[Schedule 2.2]